Exhibit 10.2

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered to be effective as of August 16, 2020, by and between Omega Healthcare Investors, Inc. (hereinafter “Omega” or the “Company”) and Michael D. Ritz (hereinafter “Consultant”).

RECITALS

WHEREAS, until August 15, 2020, Consultant was an officer of Omega, as well as an officer and director of subsidiaries of Omega (collectively, the “Omega Companies”);

WHEREAS, Consultant has expertise in the area of Omega’s business and is willing to provide consulting services to Omega as set forth herein; and

WHEREAS, Omega is willing and desires to engage Consultant as an independent contractor, during the Term (as defined below), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

AGREEMENT

1.	Term; Termination; Rights on Termination.

(a)	This Agreement will commence on August 16, 2020, and unless modified by the mutual written agreement of the parties, shall continue until January 1, 2021 (the “Term”). This Agreement may be terminated at any time, with or without cause, by either party with ten (10) days written notice to the other party. The effectiveness of this Agreement is contingent upon Consultant signing on August 16, 2020 and returning on August 16, 2020 that certain Release Agreement and not revoking the Release Agreement within the revocation period provided therein.

(b)	In the event Omega terminates this Agreement during the Term, other than for Consultant’s willful failure or gross negligence in performing the consulting services described on Schedule A hereof (the “Services”), Consultant shall receive from Omega, the monthly Consulting Fee (defined below) then in effect for whatever time period is remaining under the Term.

Execution Version

2.	Compensation.

Consulting Fee. In consideration of the Services that may be performed by Consultant, Omega agrees to pay Consultant $250 per hour during the Term, subject to the maximum number of hours of services to be provided as described in Section 3(c) below, with monthly payments based on this hourly rate being made on or before the last business day of the month following provision of the Services during the Term of this Agreement based on hours reported by Consultant (“Consulting Fee”). The Company may withhold from any amounts payable with respect to this Agreement such federal, state, local and other taxes as may be required to be withheld, if any, pursuant to any applicable law or regulation. As Consultant is not an employee of any of the Omega Companies, Consultant shall not be permitted to participate in any benefit plans of any of the Omega Companies, except for any right he has to participate in group health plans pursuant to COBRA as a result of a termination of employment.

3.	Terms and Scope of Services.

(a)	This Agreement shall control and govern all work performed by Consultant. No subsequent variance from, amendment to or modification of this Agreement shall be binding upon the Omega Companies unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by a fully authorized representative of the Omega Companies.

(b)	The scope of services to be provided hereunder is set forth in “Schedule A” hereto and as further modified and amended under subsequent written agreements between the parties. It is understood that the number of hours of services to be provided hereunder per month will over the portion of the Term (i) ending November 1, 2020 exceed twenty percent (20%) of the time worked by Consultant per month for the Omega Companies averaged over the thirty-six month period before the first day of the Term and (ii) beginning November 2, 2020, not exceed twenty percent (20%) of the time worked by Consultant per month for the Omega Companies averaged over the thirty-six month period before the first day of the Term.

(c)	All travel and out of pocket expenses incurred by Consultant for the benefit of the Omega Companies and in the performance of this agreement that are preapproved in advance by the Company, shall be reimbursed by the Company within ten (10) business days following presentation of valid expense receipts.

(d)	All payments to Consultant hereunder will be reported on Form 1099, and Consultant agrees to accept exclusive liability for the payment of all taxes, contributions for unemployment insurance, old age and survivor’s insurance or annuities, which are based on the fees and expense reimbursements paid to Consultant; and Consultant agrees to reimburse Omega for any of the aforesaid taxes or contributions which by law Omega may be required to pay because of Consultant’s failure to pay the same.

Execution Version

(e)	The level of Consultant’s services under this Agreement is intended to result in a “separation from service” (as defined under Section 409A of the Internal Revenue Code) occurring on November 2, 2020. Consultant acknowledges that the Company makes no warranties as to any tax consequences regarding payment of the Consulting Fee, and Consultant shall solely be responsible for payment of his own taxes.

(f)	Consultant, as an independent contractor, shall personally perform the services rendered under this Agreement and may not subcontract or delegate his duties to any other party. It is specifically understood and agreed that the manner and means of performing the services required under this Agreement shall be at the sole discretion of the Consultant through use of his independent judgment. Subject to Section 3(b), Consultant shall devote sufficient business time and efforts to the performance of services for the Company to complete the services within the time frames for completion established by the Company. Consultant shall use Consultant’s best efforts in such endeavors. Consultant shall also perform Consultant’s services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use.

(g)	Consultant shall have no authority to bind the Omega Companies or any of its officers or employees to any agreement or to make managerial or Consultant decisions that are binding on the Omega Companies. Consultant shall not be subject to the supervision, direction or control of the Omega Companies as to the particular means or methods of performing his services. However, the Omega Companies shall retain the right to review and inspect at any time any part of the work performed by Consultant to assure compliance with appropriate standards and specifications.

(h)	Upon request or when Consultant’s relationship with the Company terminates, Consultant will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain proprietary or confidential information, consistent with the requirements of the Intellectual Property Agreement.

4.	Entire Agreement. This Agreement contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof, other than any Transition and Release Agreement entered into between Consultant and Omega.

5.	Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized officer of Omega.

6.	Remedy for Breach. Should either Consultant or Omega resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys’ fees and costs incurred in connection with such proceeding.

Execution Version

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland. The parties agree that any appropriate state or federal court located in Baltimore, Maryland shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

8.	Duplicate. This Agreement may be executed in duplicate originals and is not effective unless signed by both parties.

 IN WITNESS WHEREOF, Omega and Consultant have executed this Agreement effective as of the date first written above.

Consultant	Omega Healthcare Investors, Inc.

/s/ Michael D. Ritz	By:	/s/ C. Taylor Pickett

Michael D. Ritz	Name:	C. Taylor Pickett

	Title:	Chief Executive Officer

Execution Version

SCHEDULE A

SCOPE OF SERVICES

Consultant shall render such transitional support services and perform such individual projects as may be requested by the Chief Financial Officer of Omega from time to time during the Term (the “Services”).

It is contemplated that the Consultant may not be asked to perform any or all of the specified services above during the performance of this Agreement. At the same time, it is contemplated that the Consultant may be asked to render and perform other valued consulting services to the Company.

All services rendered and performance thereof shall be at the direction of the Chief Financial Officer of Omega.